AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1996
                                                   REGISTRATION NO. 33-
   --------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               GRAND CASINOS, INC.
            (Exact name of registrant as specified in their charter)

                                   41-1689535
                     (I.R.S. employer identification number)

                                    MINNESOTA
  (State or other jurisdiction of incorporation or organization of registrant)

                            13705 FIRST AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55441
                                 (612) 449-9092
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

                          PATRICK R. CRUZEN, PRESIDENT
                               GRAND CASINOS, INC.
                            13705 FIRST AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55441
                                 (612) 449-9092
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:
                            RUSSELL F. LEDERMAN, ESQ.
                         MASLON EDELMAN BORMAN & BRAND,
                  A PROFESSIONAL LIMITED LIABILITY PARTNERSHIP
                               3300 NORWEST CENTER
                          MINNEAPOLIS, MINNESOTA 55402

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                               Proposed               Proposed
                                                                Maximum                Maximum             Amount of
     Title of Each Class of            Amount to be         Aggregate Price      Aggregate Offering      Registration
   Securities to be Registered          Registered            Per Unit(1)             Price(1)                Fee
- ---------------------------------  --------------------- ---------------------  ---------------------  -----------------
Common Stock.....................         211,200               $30.375              $6,415,200            $2,212.14
=================================  ===================== =====================  =====================  =================


(1) Pursuant to Rule 457(c) on the basis of the average of the high and low sales price per share of such common stock on the New York Stock Exchange on May 8, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

  ---------------------------------------------------------------------------


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                    SUBJECT TO COMPLETION, DATED MAY 13, 1996


PROSPECTUS

                                 211,200 SHARES

                               GRAND CASINOS, INC.

                                  COMMON STOCK

                      ------------------------------------


         All of the 211,200 shares of Common Stock, $0.01 par value per share (the "Common Stock"), of Grand Casinos, Inc. (the "Company") offered hereby are being sold by certain shareholders (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

         The Common Stock is listed on the New York Stock Exchange under the symbol "GND". On May 8, 1996, the last sale price for the Common Stock as reported on the New York Stock Exchange Composite Tape was $30.375.

         The expenses of this offering, payable by the Selling Shareholders are estimated to be $13,000.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DESCRIPTION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

                      ------------------------------------


   NEITHER THE MISSISSIPPI GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL
      BOARD NOR THE NEVADA GAMING COMMISSION NOR ANY OTHER GAMING AUTHORITY
       HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE
             INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                      ------------------------------------


                The date of this Prospectus is ___________, 1996.



NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                       TABLE OF CONTENTS                            PAGE

ADDITIONAL INFORMATION................................................2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................3

RISK FACTORS..........................................................4

USE OF PROCEEDS.......................................................9

SELLING SHAREHOLDERS ................................................10

PLAN OF DISTRIBUTION ................................................10

LEGAL MATTERS........................................................10

EXPERTS  ............................................................11



                             ADDITIONAL INFORMATION

         This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") which has been filed by the Registrants with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information as well as the Registration Statement and Exhibits of which this Prospectus is a part, filed by the Company may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street--Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Material filed by the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents of the Company filed with the Commission are incorporated herein by reference:

         (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

         (ii) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in this Prospectus from the respective dates those documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus (not including certain exhibits to such documents). Written requests for such copies should be directed to Timothy J. Cope, 13705 First Avenue North, Minneapolis, Minnesota 55441-5444.



                                  RISK FACTORS

         Each prospective investor should carefully consider the following factors, among others, prior to purchasing any of the securities offered hereby.

RISKS OF LEVERAGED FINANCIAL POSITION

ABILITY TO SERVICE DEBT

         As a result of the completion of the Company's November 30, 1995 public offering (the "First Mortgage Offering") of 10 1/8% First Mortgage Notes due 2003 (the "First Mortgage Notes"), the Company has substantial annual debt service along with other operating expenses. As of December 31, 1995, the Company (excluding Stratosphere Corporation) had total indebtedness of approximately $470.6 million, which includes the First Mortgage Notes and approximately $20.6 million of other senior indebtedness, including capitalized lease obligations, and would have no subordinated indebtedness. As of December 31, 1995, the Company (including Stratosphere Corporation) had total indebtedness of approximately $673.6 million. In addition, the Company has additional contingent obligations with respect to Stratosphere Corporation pursuant to a completion guarantee and a standby equity commitment. Under the completion guarantee, if there are insufficient funds to complete the construction of Stratosphere prior to opening, which is expected to be in April 1996, the Company is obligated to provide a loan in the maximum amount of $50.0 million. Under the standby equity commitment, if Stratosphere Corporation's consolidated cash flow is less than $50.0 million during any of the first three years of operation, the Company must contribute equity to Stratosphere Corporation in an amount equal to the difference between $50.0 million and Stratosphere Corporation's consolidated cash flow with a maximum contribution of $20.0 million per year. The First Mortgage Notes are senior obligations of the Company and rank pari passu in right of payment with all other senior indebtedness. The First Mortgage Notes and the note guarantees, as applicable, and certain other permitted senior indebtedness, including a senior credit facility which the Company intends to enter into are secured on an equal and ratable basis (with certain exceptions) by substantially all the assets of the Company. The ability of the Company to make interest payments on the First Mortgage Notes will depend on its ability to generate sufficient cash flow from operations. There can be assurance that the Company will be able to generate sufficient cash flows from operations to make interest payments on the First Mortgage Notes.

RISK OF INCURRENCE OF ADDITIONAL DEBT

         The First Mortgage Notes Indenture permits, under certain circumstances, additional first mortgage indebtedness which would be collateralized and rank pari passu with the First Mortgage Notes. Such incurrence will also be subject to certain other conditions. In addition, the First Mortgage Notes Indenture will permit the Company and its subsidiaries, under certain circumstances, to incur additional unsecured indebtedness or indebtedness secured by assets that do not constitute note collateral, such as future gaming facilities owned or operated by the Company. The ability of the Company to satisfy its obligations relating to any additional indebtedness will depend on its operating cash flow. Any inability of the Company to satisfy such debt obligations could adversely affect he Company's ability to conduct its operations or finance its capital needs.

RISK OF NEW VENTURE

DEVELOPMENT OF GRAND CASINO TUNICA

         Although the Company and certain members of its management have experience developing and operating casinos, neither the Company nor any of these individuals has developed or operated a development as large and diverse as the proposed Grand Casino Tunica project. In addition, the gaming industry in Tunica County has a relatively short operating history, with the first casino opening in November 1991 Accordingly, the results of the Tunica County gaming market to date may not be indicative of future results.

         The opening of any facility at Grand Casino Tunica will be contingent upon the completion of construction, hiring and training of sufficient personnel and receipt of all regulatory licenses, permits, allocations and authorizations. The scope of the approvals required to construct and open this facility will be extensive, and the failure to obtain such approvals could prevent or delay the completion of construction or opening of all or part of such facilities or otherwise affect the design and features of Grand Casino Tunica.

         Although the Company believes that the opening of Grand Casino Tunica, other than the golf course and some of the hotel rooms, will occur in June 1996, no assurances can be given that the opening will occur by that or any other time or that the budget for Grand Casino Tunica will not be exceeded. Major construction projects (and particularly one the size and scale of Grand Casino Tunica) entail significant risks, including shortages of materials or skilled labor, unforeseen engineering, environmental and/or geological problems, work stoppages, weather interference, unanticipated cost increases and non-availability of construction equipment. Construction, equipment or stalling problems or difficulties in obtaining any of the requisite licenses, permits, allocations and authorizations from regulatory authorities could increase the total cost, delay or prevent the construction or opening of Grand Casino Tunica or otherwise affect the design of Grand Casino Tunica. As of December 31, 1995, the total land acquisition and construction costs and capitalized interest incurred was approximately $115.2 million (including approximately $31.4 million for land acquisitions). In addition, no assurances can be given that the Company will be able to manage Grand Casino Tunica on a profitable basis or to attract a sufficient number of guests, gaming customers and other visitors to Grand Casino Tunica to make its various operations profitable independently.

DEVELOPMENT OF STRATOSPHERE

         Although none of the net proceeds of the First Mortgage Notes Offering were used by the Company to finance development and construction of Stratosphere, and Stratosphere Corporation is not a guarantor of the First Mortgage Notes, the Company has contingent obligations with respect to Stratosphere Corporation pursuant to a completion guarantee (the "Completion Guarantee") and a standby equity commitment (the "Standby Equity Commitment"). Pursuant to the Completion Guarantee, the Company agreed to complete the Resort (as defined in that certain Indenture dated as of March 9, 1995 by and between Stratosphere, Stratosphere Gaming Corp. (the "Guarantor"), and American Bank National Association, as trustee (the Stratosphere Indenture")) so that it becomes Operating (as defined in the Stratosphere Indenture), and will guarantee the payment of all project costs owing prior to such completion. The Company's obligation to complete the Resort will not take effect unless there are insufficient funds in the Escrow Account (as defined in the Stratosphere Indenture) pursuant to the Disbursement and Escrow Agreement (as defined in the Stratosphere Indenture) to meet the costs of developing, constructing and opening the Resort. The Company's obligations under the Completion Guarantee are limited to $50.0 million in the aggregate. Pursuant to the Standby Equity Commitment, if during each of the first three full four-quarter periods after the Resort is Operating, Stratosphere's consolidated cash flow is less than $50.0 million for any such four quarter period, Stratosphere will be required to raise additional equity in the form of Capital Stock (as defined in the Stratosphere Indenture)(other than Disqualified Stock (as defined in the Stratosphere Indenture)) in such amount that will result in net cash proceeds to Stratosphere in an amount equal to not less than the difference between $50.0 million and Stratosphere's consolidated cash flow for such four quarter period (the "Standby Equity Commitment Proceeds"); provided, however, that in no event shall Stratosphere be required to raise more than $20.0 million for any such four quarter period. The Standby Equity Commitment also provides that the Standby Equity Commitment Proceeds shall be contributed to Stratosphere no later than 75 days after the end of such four quarter period. The Company has agreed to purchase any such Capital Stock not so purchased by another Person (as defined in the Stratosphere Indenture), subject to certain terms and conditions. The maximum commitment by the Company for the three years would be $60.0 million.

GAMING INDUSTRY IS HIGHLY COMPETITIVE

         The gaming industry is highly competitive. Gaming activities include traditional land-based casinos; riverboat and dockside gaming; casino gaming on Indian land; state-sponsored lotteries and video poker in restaurants, bars and hotels; parimutuel betting on horse racing, dog racing and jai-alai; sports bookmaking; and card rooms. The casinos owned, managed and being developed by the Company compete and will in the future compete with all these forms of gaming, and will compete with any new forms of gaming that may be legalized in additional jurisdictions, as well as with other types of entertainment. The Company also competes with other gaming companies for opportunities to acquire legal gaming sites in emerging and established gaming jurisdictions and for the opportunity to manage casinos on Indian land. Some of the competitors of the Company have more personnel and greater financial and other resources than the Company. Such competition in the gaming industry could adversely affect the Company's ability to attract customers and thus, adversely affect its operating results. In addition, further expansion of gaming into new jurisdictions could also adversely affect the Company's business by diverting its customers to competitors in such jurisdictions.

HIGHLY REGULATED INDUSTRY

         The ownership, management and operation of gaming facilities are subject to extensive federal, state, provincial, tribal and/or local laws, regulations, and ordinances, which are administered by the relevant regulatory agency or agencies in each jurisdiction (the "Regulatory Authorities"). These laws, regulations and ordinances vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations.

         Neither the Company nor any subsidiary may own, manage or operate a gaming facility unless proper registrations, licenses, permits and approvals (collectively, a "Gaming License") are obtained. An application for a Gaming License may generally be denied for any cause that a Regulatory Authority deems reasonable. Most Regulatory Authorities also have the right to license, investigate and determine the suitability of any person who has a material relationship with the Company or any of its subsidiaries. In the event a Regulatory Authority were to find a securityholder to be unsuitable, the Company may be sanctioned, and may lose its Gaming Licenses if the Company recognizes any rights in such unsuitable person in connection with such securities. The Company may be required to repurchase its securities (including the First Mortgage Notes) at fair market value from securityholders that a Regulatory Authority deems unsuitable. The Company's Articles of Incorporation authorize the Company to redeem securities held by persons whose status as a securityholder, in the opinion of the Board of Directors, jeopardizes Gaming Licenses of the Company or its subsidiaries.

         Once obtained, Gaming Licenses may be submitted to periodic renewal and generally are not transferable. A Regulatory Authority may at any time revoke, suspend, condition, limit or restrict a Gaming License for any cause it deems reasonable. Fines for violations may be levied against the holder of a Gaming License, and in certain jurisdictions, including Mississippi and Nevada, gaming operation revenues can be forfeited to the State under certain circumstances. No assurance can be given that any Gaming Licenses will be obtained by the Company or its subsidiaries or, if obtained, will be renewed or not revoked in the future. Any revocation, suspension, condition, limitation or restriction on any of the Company's Gaming Licenses could have a material adverse effect on the Company. In addition, the rejection or termination of a Gaming License of the Company or any of its employees or securityholders in any jurisdiction may have adverse consequences in other jurisdictions. Certain jurisdictions, including the States of Mississippi and Nevada, require gaming operations licensed therein to seek approval from the States of Mississippi and Nevada before conducting gaming in other jurisdictions. The Company and its subsidiaries may be required to submit detailed financial and operating reports to Regulatory Authorities.

         The political and regulatory environment for gaming is dynamic and rapidly charging. The laws, regulations and procedures pertaining to gaming are subject to the interpretation of the Regulatory Authorities and may be amended Any changes in such laws, regulations or other interpretations could have a material adverse effect on the Company.

         For a more detailed discussion of regulatory requirements, see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 incorporated by reference herein.

MANAGEMENT CONTRACTS OF LIMITED DURATION

         The Company cannot have an ownership interest in any casino it manages for Indian tribes. The management contracts for the various Indian-owned casinos that the Company manages for Indian tribes generally have a term of seven years. The management contracts for Grand Casino Mille Lacs and for Grand Casino Hinckley expire April 2, 1998 and May 15, 1999, respectively, and the management contracts for Grand Casino Avoyelles and Grand Casino Coushatta expire June 3, 2001 and January 16, 2002, respectively. The Company is in the process of negotiating amendments to its management contracts for Grand Casino Mille Lacs and for Grand Casino Hinckley. The Company must submit its management contracts, as amended, and certain ancillary loan agreements, to the National Indian Gaming Commission ("NIGC") which has the right to review management contracts. The Company does not believe that such amendment and restatement will have a material effect on the Company. Furthermore, there can be no assurance that any of these agreements or any other management contract will he renewed upon expiration or approved by the NIGC upon any such review. The failure to renew the Company's management contracts would result in the loss of revenues to the Company derived from such contracts which would have an adverse effect on the Company.

MANAGEMENT CONTRACTS SUBJECT TO GOVERNMENTAL MODIFICATION

         The NIGC has the power to require modifications to Indian management contracts under certain circumstances or to void such contracts or ancillary agreements including loan agreements if the management company falls to obtain requisite approvals or to comply with applicable laws and regulations. While the Company believes that its management contracts meet the requirements of the Indian Gaming Regulatory Act (the "IGRA"), the NIGC has the right to review each contract and has the authority to reduce the term of a management contract or the management fee or otherwise require modification of the contract, which could have an adverse effect on the Company. In addition, the Company has made loans to Indian tribes in excess of the loan ceilings set forth in each of the Indian management contracts. Such loans have not been and may need to be approved by the BIA and/or NIGC.

LIMITED RECOURSE AGAINST TRIBAL ASSETS

         The Company has made, and will make, substantial loans to tribes for the construction, development, equipment and operations of casinos managed and to be managed by the Company. The Company' only recourse for collection of indebtedness from a tribe or money damages for breach or wrongful termination of a management contract is from revenues, if any, from casino operations. The Company has subordinated, and may in the future subordinate, the repayment of the Company' loans to a tribe and other distributions due to the Company from a tribe or other obligations of the tribe related to the casino operations. Accordingly, in the event of a default by a tribe, the Company's loans to a tribe will not be repaid until the tribe's senior casino-related creditors have been repaid in full.

GRAND CASINO GULFPORT--POTENTIAL EARLY TERMINATION OF LEASE

         On May 21, 1992, the Company entered into a lease (the "Port Lease") with the Mississippi State Port Authority (the "Authority") for the Grand Casino Gulfport mooring site and adjoining land for five years with renewal options totaling 45 years. The Authority has the option to cancel the Port Lease at any time upon 12 months' written notice if the Authority expands its own facilities to handle expanded shipping and related commerce activities. The Authority's liability to Grand Casino Gulfport upon such cancellation is limited to the depreciated value of the leased property (which does not include the casino). Although the Company does not believe that the Authority will exercise its option to cancel the Port Lease, any such cancellation would require the Company to find substitute property suitable for mooring Grand Casino Gulfport, which, if not then available on terms acceptable to the Company, would cause Grand Casino Gulfport to cease operations. In addition, all mooring sites would need to be approved by the Mississippi Gaming Commission.

SEVERE WEATHER CONDITIONS ON THE GULF COAST

         Grand Casino Gulfport and Grand Casino Biloxi are constructed on barges located adjacent to Gulf-front property and are subject to the risk of severe weather, including high winds, water action and hurricanes. In the event of severe weather, the Company has plans to securely moor the barges to their mooring sites or to evacuate the casinos to the back-bay area of Biloxi. The Company also maintains insurance policies that contain casualty cost and certain business interruption coverage for casualties resulting from severe weather, including hurricanes. However, a hurricane or other severe weather could cause significant physical damage to Grand Casinos Gulfport and Biloxi and for a period of time reduce the number of people traveling to the Gulf Coast, either of which could have a material adverse effect on the Company.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares offered hereby by the Selling Shareholders.


                              SELLING SHAREHOLDERS

         The following table sets forth the number and percentage of shares of the Common Stock owned by each Selling Shareholder as of the date hereof and after giving effect to this offering. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders.

                           Beneficial Ownership           Beneficial Ownership
                          Prior to the Offering            After the Offering
                          ---------------------           --------------------
                         Number of                     Number of
Name and Address          Shares     Percentage         Shares        Percentage
- ----------------          ------     ----------         ------        ----------
Kenneth Brimmer           89,190         *               6,690            *
Jack Malisow             136,650         *               7,950            *

*less than 1%

                              PLAN OF DISTRIBUTION

         The shares offered hereby were originally issued in a private placement in October, 1991 to the Selling Shareholders. This Registration Statement is being filed by the Company at the expense of the Selling Shareholders. The Company has agreed to use its best efforts to keep this Registration Statement effective for a period of 180 following the date on which the registration statement was declared effective.

         The Selling Shareholders and/or their pledges, donees, transferees or other successors in interest will sell the securities of the Company covered by this Prospectus to the public on the New York Stock Exchange or in negotiated transactions, or otherwise, at prices and on terms then obtainable. Broker-dealers either may act as agents for the Selling Shareholders and/or their pledgees, donees, transferees or other successors in interest for such commissions as may be agreed upon at the time, or may purchase any of the securities covered hereby as principals and thereafter may sell such securities from time to time in the over-the-counter market or in negotiated transactions, or otherwise, at prices and on terms then obtainable.

                                  LEGAL MATTERS

         Certain legal matters in connection with the validity of the securities offered hereby will be passed upon for the Company by Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, Minneapolis, Minnesota. Neil I. Sell, a director of the Company, is a partner at Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership. Mr. sell beneficially owns 1,284,598 shares of Common Stock, which includes 1,242,000 shares beneficially owned as trustee, and other partners of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, beneficially own 3,853 shares of Common Stock. Mr. Sell has disclaimed beneficial ownership of all shares beneficially owned as trustee.

                                     EXPERTS

         The Consolidated Financial Statements of the Company as of December 31, 1995, which are incorporated by reference herein and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The Consolidated Financial Statements of the Company as of January 1, 1995 and January 2, 1994 and for the two-year period ended January 1, 1995 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         On May 8, 1995, the Company, with the approval of its Board of Directors, engaged Arthur Andersen LLP as the independent accountants for the Company and its subsidiaries. Prior to the engagement of Arthur Andersen LLP, KPMG Peat Marwick LLP had served as the principal independent certified public accountants for the Company and its subsidiaries. The report on the Company's Consolidated Financial Statements prepared by KPMG Peat Marwick LLP for the years ended January 1, 1995 and January 2, 1994, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits for the years ended January 1, 1995 and January 2, 1994 and through May 8, 1995, there have been no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG Peat Marwick LLP, would have caused KPMG Peat Marwick LLP to make reference to the subject matter of the disagreements in its report. During the years ended January 1, 1995 and January 2, 1994 and through May 8, 1995, the Company has not consulted with Arthur Andersen LLP on items which (1) were or should have been subject to Statement of Auditing Standards 50 or (2) concerned the subject matter of a disagreement or reportable event with the former independent public accountant.


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and fees, are set forth in the following table:


SEC registration fee                                $ 2,448.83
Legal fees and expenses                               5,000.00
Accounting fees and expenses                          5,000.00
Miscellaneous                                           551.17
                                                    ----------
       Total                                        $13,000.00
                                                    ==========


ITEM 15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

         As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation and Bylaws of the Registrant provides that a director shall have no personal liability to the Registrant and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law.


ITEM 16. EXHIBITS.

Exhibit No.     Description of Exhibit.

     5          Opinion of Maslon Edelman Borman & Brand, a Professional
                Limited Liability Partnership re: legality.
   23(1)        Consent of KPMG Peat Marwick LLP.
   23(2)        Consent of Arthur Andersen LLP.
   23(3)        Consent of Arthur Andersen LLP.
   23(4)        Consent of Maslon Edelman Borman & Brand, a Professional
                Limited Liability Partnership (included in Exhibit 5).
   24           Power of Attorney (included on signature page ).

ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filling of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on May 7, 1996.

                                               GRAND CASINOS, INC.
                                               Registrant


                                               By: /s/ Lyle Berman
                                                   Lyle Berman,
                                                   Chief Executive Officer


         KNOWN ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Patrick R. Cruzen, Timothy J. Cope and Russell F. Lederman, each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 7th day of May 1996 by the following persons in the capacities indicated:

      NAME                               TITLE

/s/ Lyle Berman                          Chief Executive Officer and Director
Lyle Berman                              (Principal Executive Officer)

/s/ Patrick R. Cruzen                    President and Director
Patrick R. Cruzen

/s/ Stanley M. Taube                     Executive Vice President and Director
Stanley M. Taube

/s/ Thomas J. Brosig                     Executive Vice President and Director
Thomas J. Brosig

/s/ Morris Goldfarb                      Director
Morris Goldfarb

/s/ David L. Rogers                      Director
David L. Rogers

/s/ Neil I. Sell                         Director
Neil I. Sell

/s/ Joel N. Waller                       Director
Joel N. Waller

/s/ Ronald J. Kramer                     Director
Ronald J. Kramer

/s/ Timothy J. Cope                      Chief Financial Officer (Principal
Timothy J. Cope                          Financial and Accounting Officer) and
                                         Secretary